Exhibit 99.1

Xos Extends Gross Profit Streak, Highlighting Operational Efficiency

Recorded third consecutive quarter of positive GAAP gross profit: nine-month GAAP gross margin expanded to 26.9% from 13.3% in the prior year

Reduced nine-month operating expenses by 10.0%, narrowing nine-month GAAP and non-GAAP operating losses by 13.9% and 34.5%, respectively

Grew revenue 17.0% and improved adjusted EBITDA 15.6% sequentially

LOS ANGELES, CA -- November 12, 2026 -- Xos, Inc. (NASDAQ: XOS) ("Xos" or the "Company"), a leading energy storage and fleet electrification solutions provider, today reported financial results for the third quarter ended September 30, 2026. Building on a year of disciplined execution and consistent operational improvement, Xos recorded its third consecutive quarter of positive gross profit and reduced its operating expenses both year-over-year and sequentially, showcasing the durability of its operating model and its commitment to operational efficiency.

Third Quarter Highlights:

●
Revenue increased 17.0% sequentially to $5.5 million on 33 units delivered, including leases, from $4.7 million on 30 units in Q2 2026 and decreased 66.4% year-over-year from $16.5 million on 130 units in Q3 2025.
●
Gross margin improved sequentially to 15.3% from 12.1% in Q2 2026, but was down slightly from 15.5% in the prior year period. Non-GAAP gross margin improved both sequentially, to 34.4% in Q3 2026 from 7.2% in Q2 2026, and year-over-year, from 16.1% in Q3 2025, marking the 13th consecutive quarter of positive non-GAAP gross margin.
●
Operating loss improved 6.1% sequentially to $7.5 million, compared to $7.9 million in Q2 2026, but declined 7.0% from $7.0 million in the prior year period. Non-GAAP operating loss improved 34.2% sequentially to $4.1 million, compared to $6.2 million in Q2 2026 and 14.2% from $4.7 million in Q3 2025.
●
Operating expenses were $8.3 million, down 2.5% sequentially and 12.8% year-over-year, reflecting continued operational efficiency and cost discipline across the organization.
●
EBITDA was $(6.9) million, increasing $0.6 million, or 7.5% sequentially, and decreasing $9.8 million, or 336% year-over-year as a result of a $9.4 million gain on operating lease termination in the prior year period. Adjusted EBITDA (which excludes gain on operating lease termination, among other things) was $(4.6) million, increasing $0.9 million, or 15.6% sequentially and decreasing $0.3 million, or 7.3%, year-over-year.
●
The Company raised $2.8 million, net of offering costs, under its at-the-market offering program and repaid $1.5 million of principal on its convertible note during the third quarter of 2026, reducing outstanding convertible debt to $14.0 million from $15.5 million at June 30, 2026.

Nine Months Ended September 30, 2026 Highlights:

●
Revenue decreased 47.2% to $21.5 million on 158 units delivered in the first nine months of 2026, including leases, from $40.8 million on 294 units in the first nine months of 2025.
●
Gross margin improved to 26.9% in the first nine months of 2026, compared to 13.3% in the first nine months of 2025. Non-GAAP gross margin improved to 30.4% in the first nine months of 2026, compared to 9.4% in the first nine months of 2025.
●
Operating loss improved 13.9% to $20.0 million in the first nine months of 2026, compared to $23.3 million in the first nine months of 2025, while non-GAAP operating loss improved 34.5% year-over-year to $12.9 million in the first nine months of 2026, compared to $19.6 million in the first nine months of 2025.
●
Operating expenses were $25.8 million in the first nine months of 2026, down 10.0% year-over-year from $28.7 million in the first nine months of 2025.
●
EBITDA decreased by $6.0 million, or 48.1%, to $(18.3) million in the 2026 period from $(12.4) million in the 2025 period, primarily as a result of a $9.4 million gain on operating lease termination in the prior year period, partially offset by a $3.2 million improvement in operating loss year-over-year. Adjusted EBITDA (which excludes gain on operating lease termination, among other things) improved by $4.4 million, or 26.9%, to $(12.0) million from $(16.5) million year-over-year.

Platform and Product Milestones:

●
Utilities are expanding Hub deployments. During the quarter, Xos delivered Xos Hub™ units to multiple municipal and investor-owned utilities and received additional utility orders scheduled for delivery in the fourth quarter. Utilities understand grid constraints better than anyone, and Xos believes their adoption of the Hub shows that mobile energy storage is becoming part of how they deliver power where and when it is needed.
●
First international Hub deployment. Xos shipped its first Xos Hubs outside the United States, supporting Waymo’s autonomous vehicle operations in London. The deployment builds on Xos’s work powering Waymo’s charging operations in the U.S. and marks the Hub’s entry into international markets.
●
Hubs eligible for California CORE vouchers. Xos’s 420 kWh and 630 kWh ChargerHub configurations are eligible for vouchers under California’s Clean Off-Road Equipment Voucher Incentive Project (CORE) for the upcoming funding round, which is expected to open later this year. Xos has also submitted the PowerHub to CARB for CORE eligibility.
●
Proven at scale. Xos now has more than 1,000 units in the field, which have driven more than 16 million miles, and its Hubs have delivered more than 5 GWh of energy to customers.

“Customers facing years-long waits for grid power need energy they can deploy now, and that is what Xos is building. During the quarter, the Xos Hub powered a hyperscaler’s data center construction project, another proof point that mobile storage solves a problem the grid cannot solve fast enough. We also began producing higher-capacity Hubs in Byrdstown and improved non-GAAP gross margin to 34.4%. Going into the fourth quarter, our priorities are clear: convert pipeline into deliveries, bring PowerHub rental and deployment partners online, and keep winning on reliability and economics,” said Dakota Semler, Chief Executive Officer of Xos.

“The first nine months of 2026 demonstrate the impact of the financial discipline we have embedded across Xos,” said Liana Pogosyan, Chief Financial Officer of Xos. “Year-over-year, we expanded GAAP gross margin to 26.9% from 13.3%, reduced operating expenses by 10.0%, narrowed operating loss by 13.9%, and improved adjusted EBITDA by 26.9%.”

“We also continued to strengthen our balance sheet this year. Since year-end, we’ve reduced convertible debt by $4.5 million, or 24%, and brought inventory down by $3.1 million as we convert working capital to cash. In the third quarter, we raised $2.8 million through our at-the-market program and ended the quarter with $12.1 million in cash. Together with our lower operating expenses, that gives us a leaner cost base and a cleaner balance sheet as we execute against our revised full-year outlook.”

Third Quarter 2026 Financial Highlights

(in millions)	September 30, 2026	June 30, 2026	December 31, 2025
Cash and cash equivalents	$12.1	$13.2	$14.0
Inventories	$21.8	$23.5	$25.0

	Quarters ended
(in millions)	September 30, 2026	June 30, 2026	September 30, 2025
Revenues	$5.5	$4.7	$16.5
Gross profit	$0.9	$0.6	$2.6
Non-GAAP gross profit(1)	$1.9	$0.3	$2.7
Net income (loss)	$(7.6)	$(6.9)	$2.1
Loss from operations	$(7.5)	$(7.9)	$(7.0)
Non-GAAP operating loss(1)	$(4.1)	$(6.2)	$(4.7)

________________________

(1) For further information about how we calculate Non-GAAP financial measures, such as Non-GAAP gross profit, Non-GAAP operating loss, Adjusted EBITDA, and free cash flow, see below for the reconciliations of GAAP to non-GAAP financial measures provided in the tables included in this release.

2026 Outlook:

Xos is revising its outlook for 2026 due to results to date and changes in the expected product mix and volume expectations for the fourth quarter as a result of order revisions as follows:

Revenue	$25 to $35 million
Non-GAAP operating loss(1)	$(20.5) million to $(17.2) million
Unit deliveries (2)	185 to 250 units

____________________________

(1) This press release does not provide a forward-looking reconciliation from Non-GAAP operating loss to net loss, the most directly comparable GAAP measure, due to the uncertainty and the potential variability of inputs of the financial information. For the same reason, we are unable to address the probable significance of the unavailable information.

(2) Unit deliveries forecast includes our powertrain, Xos Hub products, stepvan and stripped chassis products.

Conference Call and Webcast Details

Date / Time:	Thursday, November 12, 2026, at 4:30 p.m. EST / 1:30 p.m. PST
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1779331&tp_key=4027fb8d71
U.S. Toll-Free Dial In:	1-833-816-1411
International Dial In:	1-412-317-0507
Conference ID:	10212733

To access the call, please dial in approximately ten minutes before the start of the call.

For those unable to participate in the live call, an audio replay will be available following the call through midnight Thursday, November 26, 2026. To access the replay, please call 1-844-512-2921 or 1-412-317-6671 (International) and enter access code 10212733. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.

About Xos, Inc.

Xos is a leading energy storage and fleet electrification solutions provider. The Xos Hub is a proactive, movable power source delivering high-capacity output and high-speed charging in one. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes. The Company leverages its proprietary technologies to provide a diverse customer base with rapid-deployment energy storage and charging solutions and commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.

Non-GAAP Financial Measures

The financial information in this press release has been presented in accordance with United States generally accepted accounting principles (“GAAP”) as well as on a non-GAAP basis to supplement Xos's unaudited condensed consolidated interim financial results. Xos's non-GAAP financial measures include operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit and Adjusted EBITDA, which are defined below.

“Operating cash flow less CapEx (Free Cash Flow)” is defined as net cash provided by (used in) operating activities minus purchases of property and equipment.

“Non-GAAP operating loss” is defined as loss from operations adjusted for stock-based compensation, inventory reserve adjustments and physical inventory and other adjustments.

“Non-GAAP gross profit” is defined as gross profit (loss) adjusted for inventory reserve adjustments and physical inventory and other adjustments.

“Adjusted EBITDA” is defined as EBITDA (net (loss) income before other (expense) income, net, interest, taxes, depreciation and amortization) adjusted for change in fair value of derivatives, change in fair value of earn-out shares liability, gain on operating lease terminations, and stock-based compensation.

Xos believes that the use of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA reflects additional means for management and investors to use when evaluating Xos's ongoing operating results and trends. The presentation of these measures should not be construed as an inference that Xos's future results will be unaffected by unusual or non-recurring items. It is important to note Xos's computation of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss, non-GAAP gross profit, and Adjusted EBITDA in the same fashion. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Xos's operating performance. A reconciliation between historical GAAP and non-GAAP financial information is provided in this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding projected financial and performance information; expectations and timing related to product deliveries and customer demand; sufficiency of existing cash reserves; customer acquisition and order metrics; ability to access additional capital and Xos’s long-term strategy and future growth. These forward-looking statements may be identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “likely,” “may,” “might,” “opportunity,” “plan,” “possible,” “project,” “potential,” “predict,” “seek,” “seem,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’s liquidity and access to capital when needed, including its ability to service its indebtedness; (ii) Xos’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; (iii) cost increases and delays in production due to supply chain shortages in the components needed for the production of Xos's products; (iv) Xos's ability to meet production milestones and fulfill backlog orders; (v) changes in the industries in which Xos operates; (vi) variations in operating performance across competitors; (vii) changes in laws and regulations affecting Xos's business, including changes to tax incentive policies; (viii) Xos's ability to implement its business plan or meet or exceed its financial projections; (ix) Xos's limited operating history; (x) Xos's ability to retain key personnel and hire additional personnel, particularly in light of current and potential labor shortages; (xi) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry; (xii) macroeconomic and political conditions; and (xiii) the outcome of any legal proceedings that may be instituted against Xos. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos's most recently filed Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and any subsequent Quarterly Reports on Form 10-Q filed with the SEC, copies of which may be obtained by visiting Xos's Investor Relations website at https://www.xostrucks.com/sec-filings or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.

Contacts

Xos Investor Relations

investors@xostrucks.com

Xos Media Relations

press@xostrucks.com

Xos, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Unaudited

	September 30, 2026	December 31, 2025(1)
(in thousands, except par value per share)
Assets
Cash and cash equivalents	$12,064	$14,040
Accounts receivable, net	4,639	6,035
Inventories	21,840	24,961
Prepaid expenses and other current assets	4,104	4,841
Total current assets	42,647	49,877
Property and equipment, net	3,465	4,320
Operating lease right-of-use assets, net	1,304	1,534
Other non-current assets	4,126	4,632
Total assets	$51,542	$60,363

Liabilities and Stockholders’ Equity
Accounts payable	$2,129	$2,473
Convertible debt, current	8,000	6,500
Other current liabilities	14,372	14,011
Total current liabilities	24,501	22,984
Common stock warrant liability	-	73
Other non-current liabilities	948	1,345
Convertible debt, non-current	6,000	12,000
Total liabilities	31,449	36,402
Stockholders’ Equity
Common stock $0.0001 par value per share, authorized 1,000,000 shares, 14,969 and 11,403 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	2	1
Preferred stock $0.0001 par value per share, authorized 10,000 shares, 0 shares issued and outstanding at September 30, 2026 and December 31, 2025	-	-
Additional paid-in capital	267,575	252,026
Accumulated deficit	(247,484)	(228,066)
Total stockholders’ equity	20,093	23,961
Total liabilities and stockholders’ equity	$51,542	$60,363

(1) Prior-period amounts have been revised to correct immaterial errors. See Note 19 – Revision of Previously Reported Information of the footnotes accompanying the unaudited condensed consolidated financial statements in our Form 10-Q for the quarter ended September 30, 2026 for more details.

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025(1)	2026	2025(1)
Revenues	$5,546	$16,500	$21,511	$40,772
Cost of goods sold	4,696	13,948	15,717	35,347
Gross profit	850	2,552	5,794	5,425

Operating expenses
General and administrative	5,272	6,456	17,154	20,258
Research and development	2,241	2,101	6,170	6,118
Sales and marketing	797	968	2,517	2,329
Total operating expenses	8,310	9,525	25,841	28,705

Loss from operations	(7,460)	(6,973)	(20,047)	(23,280)

Gain on operating lease termination	-	9,394	54	9,394
Other (expense) income, net	(224)	(240)	538	(1,496)
Change in fair value of derivative instruments	79	(39)	73	(99)
(Loss) income before provision for income taxes	(7,605)	2,142	(19,382)	(15,481)
Provision (benefit) for income taxes	4	(2)	36	23
Net (loss) income	$(7,609)	$2,144	$(19,418)	$(15,504)

Net (loss) income per share
Basic	$(0.52)	$0.22	$(1.50)	$(1.78)
Diluted	$(0.52)	$0.22	$(1.50)	$(1.78)
Weighted average shares outstanding
Basic	14,545	9,688	12,913	8,690
Diluted	14,545	9,753	12,913	8,690

(1) Prior-period amounts have been revised to correct immaterial errors. See Note 19 – Revision of Previously Reported Information of the footnotes accompanying the unaudited condensed consolidated financial statements in our Form 10-Q for the quarter ended September 30, 2026 for more details.

Reconciliation of Adjusted EBITDA, Operating Cash Flow less CapEx (Free Cash Flow), Non-GAAP Operating Loss and Non-GAAP Gross Profit:

Adjusted EBITDA Reconciliation:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2026	2025	2026	2025	2026
Net income (loss)	$ (7,609)	$ 2,144	$(19,418)	$(15,504)	$ (6,893)
Other (expense) income, net	224	240	(538)	1,496	(1,096)
Depreciation	498	531	1,582	1,601	525
Provision (benefit) for income taxes	4	(2)	36	23	27
EBITDA	(6,883)	2,913	(18,338)	(12,384)	(7,437)
Change in fair value of derivative instruments	(79)	39	(73)	99	15
Gain on operating lease termination	-	(9,394)	(54)	(9,394)	(54)
Stock-based compensation	2,330	2,125	6,437	5,222	1,988
Adjusted EBITDA	$ (4,632)	$ (4,317)	$(12,028)	$ (16,457)	$ (5,488)

Operating Cash Flow less CapEx (Free Cash Flow):

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2026	2025	2026	2025	2026
Net cash (used in) provided by operating activities	$(2,503)	$3,077	$(6,778)	$2,966	$(2,687)
Purchase of property and equipment	(205)	-	(243)	-	(19)
Free Cash Flow	$(2,708)	$3,077	$(7,021)	$2,966	$(2,706)

Non-GAAP Operating Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2026	2025	2026	2025	2026
Loss from operations	$ (7,460)	$ (6,973)	$ (20,047)	$ (23,280)	$ (7,947)
Stock-based compensation	2,330	2,125	6,437	5,222	1,988
Inventory reserve adjustments	782	128	(95)	(2,078)	(672)
Physical inventory and other adjustments	276	(26)	835	497	441
Non-GAAP Operating Loss	$ (4,072)	$ (4,746)	$(12,870)	$(19,639)	$ (6,190)

Non-GAAP Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2026	2025	2026	2025	2026
Gross profit	$ 850	$ 2,552	$ 5,794	$ 5,425	$ 573
Inventory reserve adjustments	782	128	(95)	(2,078)	(672)
Physical inventory and other adjustments	276	(26)	835	497	441
Non-GAAP Gross Profit	$ 1,908	$ 2,654	$ 6,534	$ 3,844	$ 342